UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2015
COWEN GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Estimated Unaudited Assets Under Management
The Company is disclosing to investors in the private investment funds that it manages that, as of November 1, 2015, the estimated unaudited amount of assets under management was approximately $13.8 billion, which reflects a net increase of approximately $0.03 billion since October 1, 2015. The Company’s estimate of assets under management is inclusive of performance for the month ended October 31, 2015 and capital flows as of November 1, 2015.

	October 1, 2015	Net Flows/Performance	November 1, 2015
Platform	(dollars in millions)
Hedge Funds (a) (b) (c)	$5,919	$93	$6,013
Alternative Solutions	3,385	121	3,506
Ramius Trading Strategies	104	(1)	103
Real Estate (a) (g)	1,795	(183)	1,612
Healthcare Royalty Partners (d) (e)	2,501	(1)	2,500
Other	38	2	40
Total	$13,743	$31	$13,773

(a)
The Company owns between 30% and 55% of the general partners or managing members of the real estate business, the activist business and the long/short credit business (the single strategy hedge funds). We do not possess unilateral control over any of these general partners or managing members.

(b)	Includes approximately $58.5 million of committed but undrawn capital that will only be charged fees when invested.

(c)
These amounts include the Ramius Event Driven Equity Fund and the Company's invested capital of approximately $163.8 million and $163.4 million as of November 1, 2015, and October 1, 2015, respectively.

(d)	These amounts include the Company's invested capital of approximately $19.7 million and $21.6 million as of November 1, 2015, and October 1, 2015, respectively.

(e)	This amount reflects committed capital.

(f)	Net performance is net of all management and incentive fees and includes the effect of any foreign exchange translation adjustments and leverage in certain funds.

(g)	Net flows/performance also reflects reductions in committed capital. The reduction shown for the month ended October 31, 2015 includes some reductions in committed capital from prior periods.
.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: December 11, 2015        By: _/s/ Owen S. Littman
Name:    Owen S. Littman
Title:     General Counsel